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Exhibit 99.1

For more information, contact:
David Flanery
Senior Vice President of Finance
(502) 261-4753

Papa John's Approves Amendment to
Stockholder Protection Rights Agreement

        Louisville, Kentucky (December 20, 2002)—Papa John's International, Inc. (NASDAQ: PZZA) today announced that the Board of Directors has approved an amendment to its Stockholder Protection Rights Agreement, adopted in February 2000, to permit a stockholder who becomes the owner of 15% or more of the company's outstanding common stock due to the company's repurchase of outstanding shares to acquire up to an additional 1% of the outstanding shares without triggering the Agreement's dilution provisions.

        Prior to the amendment, a person who became the owner of 15% or more of the company's outstanding common stock because of the company's repurchase of its outstanding shares would trigger the Agreement's dilution provisions if it acquired any additional shares of the company's common stock.

        The company noted that an institutional investor has become the beneficial owner of over 15% of the company's common stock as a result of the company's stock repurchase program. The company indicated that the amendment would allow the institutional investor to retain its shares and acquire additional shares in an amount not to exceed 1% of outstanding shares. The company further indicated that its Board of Directors believed that such ownership by this institutional investor, as well as any future ownership by other investors under similar circumstances, would not pose a threat of the abuses against which the Agreement is directed.

        The above description of the amendment is only a general summary, and is qualified by the actual text of the amendment.

        Separately, the company announced that two officers have adopted prearranged trading plans under Securities and Exchange Commission Rule 10b5-1 in order to sell shares, or exercise stock options and sell the underlying shares, at pre-determined price thresholds. Robert J. Wadell, Chief Operating Officer, has established a plan permitting the sale of up to 102,600 shares until the plan expires on October 29, 2003. J. David Flanery, Senior Vice President of Finance, has established a plan permitting the sale of up to 57,522 shares until the plan expires on December 31, 2003. Both officers adopted their respective selling plans as part of their personal asset-diversification programs.

        SEC Rule 10b5-1 permits officers and directors to adopt prearranged written plans to trade in a specified number of company securities at a time when they do not possess material nonpublic information about the company. Such plans allow officers and directors to change their investment portfolios gradually, to minimize the market effect of stock sales by spreading them over time, and to avoid concerns about initiating transactions while in possession of material nonpublic information.

        At November 24, 2002, there were 2,791 Papa John's restaurants (595 company-owned and 2,196 franchised) operating in 49 states and nine international markets. Papa John's also owns or franchises 146 Perfect Pizza restaurants (1 company-owned and 145 franchised) in the United Kingdom. For more information about the company, visit Papa John's at http://www.papajohns.com.

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  Exhibit 99.1